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                                                                    Exhibit 10.2


STATE OF TEXAS                    )
                                  )
COUNTY OF GALVESTON               )

                              AMENDED AND RESTATED
                        LEASE AND DEVELOPMENT AGREEMENT

         This Amended and Restated Lease and Development Agreement ("Agreement") is made and entered into the 17th day of October, 1997 by and between THE BOARD OF TRUSTEES OF THE GALVESTON WHARVES, a separate utility and agency of the City of Galveston, Texas ("City") pursuant to authority granted in Article XII of the Charter of the City of Galveston adopted in 1960 and
Article 1187f, Tex. Rev. Civ. Stat. ("Lessor"), and NEWPARK MARINE FABRICATORS, INC., a Texas corporation ("Lessee"), assignee of PMB ENGINEERING, INC. ("PMB"), a wholly owned subsidiary of Bechtel Corporation, and is an amendment and restatement of the Lease and Development Agreement with an effective date of May 23, 1995, between Lessor and PMB. The parties hereby agree as follows:

                     ARTICLE 1 - DEMISE OF LEASED PREMISES

         Section 1.01 - Leased Premises. Lessor, for and in consideration of the rents, covenants and premises contained in this Agreement and to be kept, performed and observed by Lessee, and subject to the reservations and restrictions contained in this Agreement, does hereby lease and demise to Lessee, and Lessee does hereby lease and accept from Lessor, the surface only (but including submerged lands) of the real property described on Exhibit A, which is attached and incorporated by reference (the "Land"), and the fixtures and improvements located on the Land as of the Effective Date, including without limitation all sheds, buildings, docks, wharfs, bulkheads, piers, pilings, dolphins, ramps, warehouses, structures, paving, fences, and other improvements located on the Land on the Effective Date (collectively, the "Facilities"). The Land, Facilities, and Improvements (once completed, and as defined in Article 8 below) are collectively defined as the "Leased Premises". Within six months after the Effective Date, Lessor and Lessee will jointly designate a licensed surveyor to perform a survey of the Land, the cost of which will be shared equally by Lessor and Lessee. Once completed to the reasonable satisfaction of Lessor and Lessee, the metes and bounds description of the Land prepared by the surveyor will be attached to this Agreement as Exhibit A-1 and will be deemed to be the description of the Land. To the extent there are any discrepancies between Exhibit A and Exhibit A-1 with respect to the description of the Land, the information contained in Exhibit A-1 will control.

         TO HAVE AND TO HOLD the Leased Premises, together with all rights, privileges, easements, rights of way, appurtenances and other interests belonging to or in any way pertaining to the Leased Premises, subject to the terms of this Agreement. This Agreement will be subordinate to the deed of trust dated December 16, 1993 to Ellis L. Tudzin, Trustee, recorded at Film Code No. ###-##-#### of the Galveston County real property records (the "Deed of Trust"), which creates a lien against the Leased Premises, and which secures the payment of the $5,400,000.00 Wharves and Terminal Subordinate Lien Revenue Bonds, Series 1993B (the "Bonds") as more fully described in the trust indenture dated as of November 18, 1993, between the City and Texas Commerce Bank, National Association, as Trustee, relating to the Bonds (as it may be renewed, extended, or modified, and including any instrument created in lieu of or in substitution thereof, the "Trust Indenture") and any other lien securing payment of the Bonds as they may be renewed, extended, or modified. Lessor will not create any other lien on the





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Leased Premises that would take priority over this Agreement, but may further encumber the Leased Premises with any lien or mortgage subordinate to this Agreement.

         Section 1.02 - Option for Right of First Refusal on Option Property. For a period of ten years following the Effective Date (defined below) in the event that a third party offers to lease the property described on Exhibit B (the "Option Property") under an agreement with Lessor that Lessor desires to accept for operation of a Shipyard (defined in Section 7.01 below), Lessee has the option to exercise a right of first refusal to lease the Option Property under the same terms and conditions offered by the third party. To exercise the right of first refusal, Lessee must pay Lessor the sum of $100,000.00 on or before January 31, 1998. The right of first refusal is subject to, and contingent upon, Lessee having adequately performed its material duties and obligations under this Agreement. Lessor will furnish written notice to Lessee stating the terms and conditions of the proposed lease acceptable to a third party. Lessee has a period of 30 days from the date of notice within which to exercise its right to lease the Option Property upon the same terms and conditions as offered to the third party. This right of first refusal does not apply to a sale of the Option Property.

                         ARTICLE 2 - TERM OF AGREEMENT

         Section 2.01 - Term, Effective Date, and Security Deposit. This Agreement is for a primary term of 15 years ("Term"), commencing on November 1, 1997 (the "Effective Date"), provided that on or before October 30, 1997, the City shall have passed an Ordinance confirming their acceptance of this Agreement and authorizing the execution by the City of an attornment agreement in form and substance reasonably acceptable to Lessee. If the City has not passed an Ordinance containing such terms by such date, this Agreement shall be effective as among the parties as of the Effective Date unless Lessee elects in writing to reject this Agreement prior to the Effective Date. As an additional condition precedent to the effectiveness of this Agreement, Lessee must deliver to Lessor the sum of $175,000.00 (the "Security Deposit") on or before the Effective Date. The Security Deposit must be in the form of (i) cash, certified or cashier's check, wire transfer, or other form of immediately available federal funds acceptable to Lessor ("Cash"), or (ii) an irrevocable clean letter of credit issued by an entity, and in such form and content, as may be acceptable to Lessor ("Letter of Credit"). Any unused portion of the Security Deposit will be delivered or released to Lessee on the day following the PMB Release Date (defined in Section 17.05 below), provided that Lessee is not then in default under this Agreement.

         Section 2.02 - Renewal Options. Conditioned upon the rent provided for herein being then current and Lessee not then being in default in the performance of its covenants under this Agreement, Lessee is hereby granted the option to renew the Term of this Agreement for 28 additional three year periods (each a "Renewal Term"), to commence at the expiration of the Term of this Agreement or the immediately preceding Renewal Term, whichever is applicable. Each Renewal Term will automatically begin at the end of the Term or the immediately preceding Renewal Term, whichever is applicable, without action of any type by Lessor or Lessee, unless Lessee delivers written notice of its intention not to renew to Lessor at least 12 months prior to the expiration of the Term or Renewal Term, whichever is applicable. The renewal of this Agreement shall be upon the same terms and conditions of this Agreement (other than the option to renew).

         Section 2.03 - Holding Over. If Lessee holds over after the termination of this Agreement, such tenancy shall be from month to month under all terms, covenants and conditions contained in this Agreement, except that all rental amounts payable hereunder shall be 150% of those existing immediately prior to such termination. The foregoing shall not apply in the event the Parties intend to renegotiate a





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new lease and both Parties expect to continue the tenancy relationship and are negotiating the terms of a written lease agreement with reasonable diligence.

         Section 2.04 - Approval by Agency. The Effective Date of this Agreement is set forth in Section 2.01. However, if this Agreement or any amendments or modifications thereto are required to be submitted to a governmental agency (the "Agency"), pursuant to 46 App. U.S.C. Section 1704, then the Effective Date of this Agreement is such date as designated by the Agency, or if the Agency declines to do so, the Effective Date is as set forth in the introductory paragraph of this Agreement. Any extension of this Agreement, and the terms and conditions thereof, will promptly be filed with the Agency for its review and approval, if required. Lessee represents to Lessor that as of the Effective Date it is not a marine terminal operator or ocean common carrier as those terms are defined in 46 App. U.S.C. Section 1702.

                                ARTICLE 3 - RENT

         Section 3.01 - Commencement of Rent. Rent under this Agreement shall commence on the Effective Date.

         Section 3.02 - Amount of Rent. Lessee will pay Lessor rent in a sum equal to $700,000.00 per year (the " Minimum Rent"), subject to adjustment as provided in Section 3.05 below (as adjusted, the "Adjusted Rent").

         Section 3.03 Payment of Rent. The rent due hereunder shall be payable in equal monthly installments, in advance, on the first business day of each month while this Agreement is in effect.

         Section 3.04 - Delinquency.  All amounts payable pursuant to this
Article 3 that are not paid when due shall bear interest beginning the last day of the month during which such payment is due until paid at the rate of interest equal to the lesser of: (i) Lessor's tariff rate, or (ii) the highest rate allowed by law.

         Section 3.05 - Rent Adjustment. Rent payable hereunder is subject to adjustment as provided below. An example of how rent adjustment should be calculated is attached as Schedule 3.05.

                 Section 3.05.01 - Index Adjustments. Beginning on the first anniversary date of the Effective Date of this Agreement, the rent will be adjusted on each anniversary of such date (each an "Adjustment Date") to reflect increases in the Consumer Price Index for All Urban Consumers (CPI-U) for Houston-Galveston-Brazoria, Texas, All Items (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the "Index"), or such other economic index as the parties may agree to use as a reference base as provided herein. If the Index is converted to a different standard reference base or otherwise revised, the determination of the Index will be made with the use of such conversion factor, formula, or table for converting the Index as may be published, then with the use of such conversion factor, formula or table as is published by the entity or authority that establishes the Index or, if one is not published, then with the use of such conversion factor, formula or table is published by any nationally recognized publisher of similar statistical information. If the Index ceases to be published, then within 30 days after such Index ceases to be published the parties will substitute a new index of similar type to be used as the Index for determining future rent escalation. If the parties fail to agree upon a substitute Index during the 30 day period, Lessor and Lessee will jointly designate a qualified independent third party who will select as a substitute Index any independently published index of similar type. On each Adjustment Date, rent will be recalculated to be equal to the lesser of (i) 105% of the Minimum Rent (with respect to the calculation made on the first Adjustment
Date) or





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105% of the Adjusted Rent (with respect to the calculation made on each subsequent Adjustment Date), or (ii) a number equal to the product of the Minimum Rent multiplied by a fraction, the numerator of which is the Index number for the last reporting period before the Adjustment Date and the denominator of which is the Index number for the last reporting period before the Effective Date. The recalculated rent, subject to any further adjustments as permitted in Section 3.05.02 below, will be payable until the next Adjustment Date. In no event will rent payable hereunder ever be less than the Minimum Rent. Lessor will provide Lessee with notice of each adjustment to rent and the calculation of the adjustment no later than 60 days after each Adjustment Date.

                 Section 3.05.02 - FMV Adjustments. In addition to the index adjustments provided for in Section 3.05.01, at the end of every five year period during the Term and at the end of every second consecutive Renewal Term (each an "Appraisal Date"), Lessee may assert a challenge to the fairness of the rent by invoking the following procedure to appraise the Leased Premises for the purpose of determining the fair market value of the Leased Premises (the "FMV"), but in valuing the improvements, including only those improvements in existence on the Effective Date. The procedure for establishing FMV is as follows:

                 The FMV will be determined by a licensed real estate appraiser jointly selected by Lessor and Lessee, or if they will be unable to agree upon a single appraiser, then by three independent licensed real estate appraisers, one of whom will be selected by the Lessor, one of whom will be selected by the Lessee, and the third of whom will be promptly selected by the first two appraisers. If the two appraisers cannot promptly agree on a third appraiser, either the Lessor or Lessee may petition a Texas court of competent jurisdiction (as determined in accordance with the venue provisions of this Agreement) for the appointment of the third appraiser. Each appraiser selected hereunder will be independent, qualified, and experienced in the valuation of the fair market value of property of the same or similar quality and location as the Leased Premises herein. Within 30 days after the appointment of the last of the three appraisers, or such other period the parties may agree upon, the appraisers will furnish in writing to Lessor and Lessee:

                 (a) The FMV for the Leased Premises agreed upon by the three appraisers; or

                 (b) If the three appraisers cannot agree, then the FMV agreed upon by the two appraisers; or

                 (c) If the two appraisers cannot agree, then the FMV conclusions of each of the three appraisers.

                 The FMV for the Leased Premises agreed upon by two or more of said appraisers will be binding on the parties; provided, however, that if no two appraisers agree upon the FMV, then it will be determined in the following manner:

                 (x) If the highest FMV set by one appraiser is not more than 110% of the next lower FMV set by another appraiser and the lowest FMV set by one appraiser is not less than 90% of the next higher FMV, the amounts set by the three appraisers will be added together and divided by three, and the amount resulting will be the FMV; or

                 (y) If the highest FMV set by one appraiser is more than 110% of the next lower FMV set by another appraiser, then the highest FMV will be reduced to an amount equal to said





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         110% figure; and/or if the lowest FMV set by one appraiser is less than 90% of the next higher FMV set by another appraiser, the lowest FMV will be increased to an amount equal to said 90% figure. The three appraisers' determination of FMV, adjusted as last above-provided, will be added together and divided by three and the amount resulting will be the FMV.

                 Lessee must pay all costs and expenses associated with the appraisal procedure, including without limitation the costs of each appraiser.

         If the Adjusted Rent on any Appraisal Date, after making the adjustments described in Section 3.05.01, exceeds 10% of the FMV on that date, Adjusted Rent will be decreased as of that date to be equal to the greater of
(i) 10% of the FMV, (ii) the amount of all debt service and other sums payable by Lessor or the City with respect to the Bonds, as they may be renewed, extended, or modified, or any indebtedness created in lieu of or in substitution thereof (provided, however, that the unpaid principal balance of the Bonds or other indebtedness must never be increased), or (iii) the Minimum Rent ; but will be subject to subsequent adjustment on the next Adjustment Date as provided in Section 3.05.01.

                     ARTICLE 4 - TARIFFS AND OTHER CHARGES

         Subject to any limitations contained herein, Lessor has the full right and power to assess and collect all charges now published in its tariffs or regulations, or that it may publish in the future against any commodities moving over, or vessels berthing at the Leases Premises, and no such charge may be assessed or collected by Lessee. Lessor has the right to collect all switching charges on rail cars moved to or from the Leased Premises.

                            ARTICLE 5 - IMPOSITIONS

         Section 5.01 - Impositions. The term "Impositions" shall mean all taxes, assessments, use and occupancy taxes, excise, levies, license and sales and permit fees and taxes, and other charges by public authority, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the term of this Agreement be assessed, levied, charged, confirmed, or imposed by public authority upon, or to accrue or become due or payable out of or on account of the rent and income received by or for the account of Lessee from any subtenants or for any use or occupation of the Leased Premises, and such franchises, licenses and permits as may be appurtenant to the use of the Leased Premises, or any documents to which Lessee is a party (except this Lease) creating or transferring an interest or estate in the Leased Premises, in any manner related to or arising out of the activities, interests or property of Lessee, its sublessees, and their respective officers, agents and employees.

         Section 5.02 - Payment of Impositions. During the term of this Agreement, Lessee will pay or cause to be paid, as and when the same shall become due, all Impositions for the Term and Renewal Term of this Agreement, except that:

         (a) all Impositions for the fiscal year or tax year of the entity imposing such Imposition in which this Agreement begins as well as during the year in which the term of this Agreement expires shall be apportioned as of the Effective Date hereof so that Lessee shall pay its proportionate share of the Impositions which are payable in the year in which the term of this Agreement expires;





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         (b)     where any Imposition is permitted by law to be paid in
                 installments, Lessee shall pay the installments due during the term of this Agreement and Lessor shall pay, to the extent of its liability therefor, the installments due before or after the term of this Agreement; and

         (c) for the year in which this Agreement expires, Lessee shall pay to Lessor the estimated proportion of Lessee's share of Impositions at least ninety (90) days prior to the expiration of this Agreement. If the exact amount of Impositions for such year are not then determined, then the most current amounts shall be used and any underpayment or overpayment shall be adjusted between Lessor and Lessee when the final amount is established, even if after the expiration of this Agreement.

         (d) Lessor is a governmental entity. As such, the real property under its management and control is exempt from ad valorem taxes so long as it is owned by a governmental entity and is held for a governmental purpose. Lessee agrees to timely pay all taxes and impositions which may be assessed against Lessee's property in or about the Leased Premises. Lessee shall not be responsible for any taxes associated with the Lessor's activities or the Land or Facilities

          Notwithstanding the foregoing, Lessee shall have the right in good faith at its own sole cost and expense (in its own name or in the name of Lessor, or both, as Lessee may determine appropriate) to contest any such Impositions and shall be obligated to pay the contested amount only if and when finally determined to be due, if permitted to do so by law.

         Section 5.03 - Payment by Lessor. Subject to the right of the Lessee to contest Impositions, as provided for in Section 5.02 above, Lessor may at any time that the payment of any Imposition which Lessee is obligated to pay under the provisions of Section 5.02 of this Agreement remains unpaid, give written notice to Lessee of its default, specifying the same, and if Lessee continues to fail to pay such Imposition or to contest the same in good faith, then at any time after ten (10) days from such written notice, Lessor may pay the items specified in the notice and Lessee covenants thereupon, on demand, to reimburse and pay Lessor any amount so paid or expended in the payment of the items specified in the notice.

                        ARTICLE 6 - UTILITIES & DREDGING

         Section 6.01 - Utilities. Lessee shall cause all services for water, heat, gas, electricity, sewers, and any and all other utilities used on the Leased Premises by Lessee throughout the term of this Agreement, including any connection fees (the "Utilities") to be separately metered and billed to Lessee, and Lessee shall pay or cause to be paid all charges for such Utilities.

         Section 6.02 - Dredging. Lessee shall be responsible for all dredging in or adjacent to the Leased Premises needed for its operations on the Leased Premises. Lessee and its sublessees shall have the right to use the dredged material disposal area near the Leased Premises and the drainage ditch adjacent thereto for so long as it is under the management and control of Lessor (or such substitute facilities that Lessor may reasonably designate), to dispose of any dredged material from such dredging; provided, however, that Lessee and its sublessees shall not use the dredged material area for disposal of dredged material which Lessee or its sublessees know to be contaminated with hazardous waste as defined by applicable environmental regulations. Lessee will pay Lessor the standard levee and dredge area maintenance fee or similar charge charged to other users of the disposal area for similar services, which





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is currently 40 cents per cubic yard, but which may be increased from time to time at Lessor's discretion. If Lessee disagrees with Lessor's determination of the volume of spoil Lessee places in the disposal area, Lessee may, at its sole cost and expense, hire an independent third party acceptable to Lessor to perform an audit of the spoil placed by Lessee in the spoil disposal area. If Lessor's calculations of volume are found to be greater than 10% more than those made by the auditor, Lessor will pay for the costs associated with performing the audit. Lessee must promptly pay to Lessor any deficiency or Lessor must promptly refund to Lessee any overpayment, as the case may be, that is established by the audit.

                          ARTICLE 7 - USE OF PREMISES

         Section 7.01 - General Provisions. The Leased Premises may be used by Lessee for the operation of a shipyard, including without limitation, services relating to the repair, cleaning, maintenance, and construction of vessels and/or rigs or any other drilling structure, including, but not limited to, jack-up-rigs, semi-submersible rigs, drilling and production vessels, barges, tankers and other vessels incident to Lessee's or its sublessee's permitted purposes, and the repair, cleaning, maintenance, and construction of modular units or other items for use on land or marine projects (collectively, a "Shipyard"); for other fabrication, construction or manufacturing relating to marine or heavy industrial activities; and for other purposes reasonably related to the foregoing . Neither Lessee nor its sublessees shall compete with Lessor for the berthing of vessels to which Lessor's dockage tariffs apply . Lessor may not assess or collect dockage with respect to any vessel to which Lessor's dockage tariffs apply unless such vessel is berthed at the Leased Premises without repair or remodeling work being actively performed on it for 72 consecutive hours, or such longer period if such vessel is in good faith berthed at the premises for repairs or remodeling and Lessee certifies to Lessor that such repairs and remodeling have not yet begun because Lessee has not been able in good faith to commence such repairs or remodeling for some reasonable basis. No part of the Leased Premises shall be used for:

         (a) The docking or berthing of any floating vessel containing a "gambling place", a "gambling device", or "gambling paraphernalia", as those terms are defined in Section 47.01 of the Texas Penal Code or any similar or successor statute unless bona fide repairs or remodeling are being performed on the vessel;

         (b) The installation or use of container cranes, or the loading, unloading, or dockage of container vessels; or

         (c)     Any illegal, obnoxious or offensive activity.

         Section 7.02 - Permits, Certificates, etc. Lessee shall be responsible for all permits, certifications and fees required for its activities on or about the Leased Premises. To the extent Lessor holds any permits or certifications of which Lessee may take advantage, they may do so, provided that Lessee promptly pays on demand its proportionate share of any permit fees and agrees to indemnify Lessor against any claims arising out of Lessee's use of such permits. Lessor will provide Lessee reasonable assistance of a non- financial nature to obtain any required permits or certifications. Copies of each application for a permit or certification must be delivered to Lessor prior to being filed with the entity that will consider such application, and copies of each permit or certification obtained by Lessee for its activities on the Leased Premises must be delivered to Lessor as soon as practical upon receipt by Lessee.





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               ARTICLE 8 - CONSTRUCTION OF IMPROVEMENTS BY LESSEE

         Section 8.01 - General Conditions. Provided Lessee is in compliance with all of the material terms and provisions of this Agreement, and subject to the terms of this Agreement, Lessee shall have the right and obligation at any time, and from time to time, during the term of this Agreement to erect, maintain, alter, remodel, reconstruct, rebuild, demolish, remove, and replace buildings and other improvements on the Leased Premises, necessary for its planned activities at its sole cost. However, any demolition or removal (other than for purposes of repair or replacement) of any docks, piers (except the metal pile supported piers in existence on the Effective Date), or bulkheads, or removal of fill from the Leased Premises, require the prior written consent of Lessor. The improvements constructed or work performed by Lessee pursuant to the provisions of this Article 8 are collectively defined in this Agreement as the "Improvements". Plans and specifications for any major structures must be provided to Lessor as soon as practical after they become available and prior to commencement of the work, but no prior approval is necessary except as provided herein. As soon as practical following completion of any Improvements Lessee must deliver to Lessor as-built drawings for such work and any other information or documentation concerning such work as Lessor may reasonably request.

         Section 8.02 - Lessor's Ownership of Improvements and Fixtures. Title to and ownership of all Improvements and all additions, alterations and replacements, installed or constructed on the Leased Premises during the term of this Agreement by Lessee, shall be in the name of Lessee during the term of this Agreement. All furniture, furnishings, trade fixtures, machinery, business equipment and other movable personal property installed in the Improvements by the Lessee or any sublessee shall not be deemed to be included as part of the Leased Premises and may be removed at, prior to or within sixty (60) days after, the termination hereof, provided, however, Lessee shall pay the cost of restoration of, or for repairing any damage to, the Leased Premises and Improvements arising from the removal of the property so excepted. Upon termination of this Agreement for any reason, Lessor shall have the following options, in its sole discretion: (i) require Lessee to remove its Improvements and restore the Leased Premises to the condition existing at the Effective Date; or (ii) accepting the Improvements at which time they shall become the property of Lessor without reimbursement to Lessee.

         Section 8.03 - Initial Development Obligation. Lessee must spend at least $20 million on or before January 31, 2001 on improvements (including costs of demolition) to or equipment installed or used on the Leased Premises (collectively, the "Initial Development Obligation"). The Initial Development Obligation would include, but is not limited to, the following: (a) an expenditure of approximately $5 million in direct infrastructure improvements (including costs of demolition; (b) construction or acquisition of new dry dock facilities (or equivalent facilities) having aggregate capacity of approximately 20,000 tons; and (c) the acquisition of $3 million worth of additional crane and support equipment. Lessee intends to employ approximately 500 people in Galveston and will make every reasonable attempt to train its personnel at locations in the Galveston area. Lessee will bear all costs connected with this construction, including but not limited to the cost of plans and specifications for the construction, labor, materials, and clean-up costs. The construction will be in accordance with the plans and specifications to be provided to Lessor as soon as practical following the Effective Date and prior to commencement of construction. The Initial Development Obligation must be completed or performed no later than January 31, 2001. If the Initial Development Obligation is not completed or performed by that date, Lessor may give Lessee written notice of its intention to terminate this Agreement. If the Initial Development Obligation is not substantially completed or performed within 120 days after Lessee receives this notice, this Agreement will terminate on that date. Construction will be considered substantially completed on the earliest of the following:





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         a.      The date on which Lessor acknowledges completion in writing;

         b. The date on which the architect or contractor performing the construction certifies in writing that the construction has been substantially completed in conformity with the plans and specifications; or

         c. The date on which all local officials or agencies required to approve the improvements certify that the improvements are fit for Lessee's occupancy and intended use.

                       ARTICLE 9 - ASSIGNMENT & SUBLEASE

         Section 9.01 - Subleases. Lessee may sublease portions of the Leased Premises to its suppliers, operators, or subcontractors without Lessor's consent, but only if each such sublease is for a term not to exceed five years or the remainder of the Term or any Renewal Term, whichever is less, and the portion of the Leased Premises being sublet for each such sublease does not exceed 10% of the total square footage of the Leased Premises, provided that such subleases shall require such third party tenants to be bound by the terms of this Agreement as to the use of the Leased Premises, maintenance and conditions of the Leased Premises, compliance with all environmental and other laws and regulations, and other matters except for the payment of rental. No sublease shall release Lessee of its obligations under the Lease. Lessee must deliver a copy of each sublease to Lessor as soon as practical following execution of the sublease by all parties or the date the sublessee takes possession of the sublet premises, whichever is sooner.

         Section 9.02 - Assignment. Lessee may not assign its rights hereunder, and may not assign its interest under the Agreement unless approved in writing in advance by Lessor, which consent shall not unreasonably be withheld.

                      ARTICLE 10 - REPAIRS AND MAINTENANCE

         Section 10.01 - Lessee's Duty to Repair and Maintain. Lessee, at its own cost and expense at all times during the Term and all Renewal Terms, agrees to (i) keep and maintain all improvements on the Leased Premises in a good state of appearance and repair, reasonable wear and tear excepted, and (ii) modify any improvements on the Leased Premises if necessary to cause the Leased Premises to conform with all laws applicable thereto, including without limitation the Americans with Disabilities Act (the "ADA"). All maintenance and repairs required by this section must be performed promptly and so as not to cause depreciation in the value of the Leased Premises or its improvements.

         Section 10.02 - Mechanics' Liens. Lessee shall not suffer or permit any mechanics' liens or other liens to be filed against the fee of the Leased Premises nor against Lessee's leasehold interest in the land nor any Improvements on the Leased Premises by reason of any work, labor, services, or materials supplied or claimed to have been supplied to Lessee or to anyone holding the Leased Premises or any part thereof through or under Lessee. If any such mechanics' liens or materialmen's liens shall be recorded against the Leased Premises, or any Improvements thereon, Lessee shall promptly notify Lessor in writing of the existence of same, and shall either cause the same to be removed or purchase a bond reasonably acceptable to Lessor against which such lien shall attach in lieu of the Leased Premises. If Lessee in good faith desires to contest the same, Lessee may do so, but in such case Lessee hereby agrees to indemnify and save Lessor harmless from all liability for damages occasioned thereby and shall, in the event of a judgment of foreclosure on said mechanics' lien, cause the same to be discharged and removed prior to the execution of such judgment.

                     ARTICLE 11 - CASUALTY AND CONDEMNATION

         Section 11.01 - Casualty. For purposes of this Article 11, the term "Lessor's Portion" means that portion of any insurance proceeds attributable to
(i) the Land and Facilities, and (ii) that portion of the Improvements that constitute "Wharves Facilities", as defined in the Trust Indenture. The term "Lessee's Portion" means that portion of any insurance proceeds attributable to that portion of the Improvements that do not constitute Wharves Facilities.

                 Section 11.01.01 - Notice. If the Leased Premises or any part thereof is damaged or destroyed by fire, hurricane, flood, explosion or other casualty (collectively, a "Casualty"), Lessee will immediately notify Lessor thereof.

                 Section 11.01.02 - Repair Obligation. For as long as the Trust Indenture remains in effect, all insurance proceeds and other funds received on account of damages to the Wharves Facilities caused by a Casualty shall promptly be applied to the repair or restoration of the Wharves Facilities to its former condition or in such manner as will make the Wharves Facilities afford approximately the same services; provided, however, if Lessor, after consultation with the Lessee, determines that it would be to the benefit of the Wharves Facilities to expend Lessor's Portion of such insurance proceeds or other funds for the construction or acquisition of other and additional improvements and facilities on the Land that would yield Net Revenues (as defined in the Trust Indenture) anticipated to be not less than that of the damaged or destroyed Wharves Facilities it may do so. Following termination of the Trust Indenture, unless the parties otherwise agree within 30 days after such Casualty, Lessee will begin and continuously and diligently thereafter proceed to repair and restore the Leased Premises to substantially the same condition as they existed immediately before such Casualty. In either event, this Agreement will continue but Base Rent for the portion of the Leased Premises rendered untenantable by the Casualty will be equitably prorated and abated on a reasonable basis from the date of the Casualty until the substantial completion of the repairs or restoration (except there will be no rent abatement when the Casualty is caused by the negligence or wilful misconduct of Lessee, its employees, agents, contractors, subtenants or invitees).

                 Section 11.01.03 - Agreement Not to Repair. Following termination of the Trust Indenture, if Lessor and Lessee agree that the Casualty damage should not be repaired but this Agreement should continue, all insurance proceeds relating to the Land and Facilities existing at the time of the Casualty will be paid to Lessor and all insurance proceeds relating to the Improvements will be paid to Lessee.

                 Section 11.01.04 - Lessor's Termination Option. For so long as the Trust Indenture remains in effect, if the insurance proceeds or other funds received from the insurance policies or otherwise on account of any damages or destruction to the Wharves Facilities, together with any other funds available for such purpose (including without limitation any funds that may be contributed by Lessee), be insufficient either to repair or restore the Wharves Facilities or to construct or acquire other improvements and facilities on the Land, Lessor's Portion of such money or funds shall be deposited into the Parity Bond Interest and Sinking Fund (as defined in the Trust Indenture), and Lessor may terminate this Agreement effective as of the date of the Casualty by giving notice to Lessee within 30 days after the occurrence of such Casualty. In that event, Base Rent will be abated as of the date of the Casualty. Lessee's Portion of such money or funds will be paid to Lessee.

                 Section 11.01.05 - Lessee's Termination Option. If the (i) Leased Premises are damaged by a Casualty occurring during the last year of the Term or any Renewal Term, whichever is applicable;

or (ii) a material portion of the Leased Premises are damaged by a Casualty and Lessee makes a good faith determination that restoring the Leased Premises would not be economically feasible; then in any of such events Lessee will have the right to terminate this Agreement effective as of the date of the Casualty by giving notice to Lessor within 30 days after the date of such Casualty. In that event, Base Rent will be abated as of the date of the Casualty. If the Casualty occurs when the Trust Indenture is in effect, Lessor's Portion of any insurance proceeds will be paid to Lessor and Lessee's portion of any insurance proceeds will be paid to Lessee. If the Casualty occurs after termination of the Trust Indenture all insurance proceeds payable as a result of the Casualty will be paid in accordance with Section 11.01.06.

                 Section 11.01.06 - Termination by Lessee following Termination of Trust Indenture. If Lessee elects to terminate this Agreement due to a Casualty occurring after termination of the Trust Indenture, all insurance proceeds relating to the Improvements will be payable to Lessee, and all insurance proceeds relating to the Land and Facilities existing at the time of the casualty will be payable to Lessor.

         Section 11.02 - Condemnation. In the event of a taking of, or damage to, all or any part of the Leased Premises by reason of any exercise of the power of eminent domain, whether by condemnation proceeding, inverse condemnation or otherwise, or in the event of any transfer, conveyance or sale of all or any part of the Leased Premises in lieu of any exercise of the power of eminent domain (collectively, a "taking") prior to or during the Term, including any exercised Renewal Term, the following provisions of this Section
11.02 will control. Any damages, just compensation, award or any other proceeds of any kind, cash or non-cash, paid with respect to a taking is hereinafter collectively referred to as an "award". Lessee and its representatives will have the right to participate in any negotiations, proceedings and settlements with respect to any taking or the amount or allocation of any award, and Lessor will not agree to any settlement of such proceedings without Lessee's consent or joinder, which will not be unreasonably withheld.

                 Section 11.02.01 - Takings. In the event of a total taking or a taking of such a material part of the Leased Premises that, in Lessee's reasonable judgment, the remainder of the Leased Premises is unsuitable for Lessee's business purposes, Lessee may terminate this Agreement upon written notice to Lessor. In the event the taking is of less than all or a material part of the Leased Premises and following such taking the portion of the Leased Premises not so taken, in Lessee's reasonable judgment, remains suitable for the continuation of Lessee's normal business at the Leased Premises, this Agreement will continue and Base Rent will be equitably abated or proportionately reduced according to the extent to which Lessee is deprived of such economic use or rights. In such event, Lessee will promptly begin and thereafter continuously and diligently repair such remaining portions of the Leased Premises as have been damaged as a consequence of the taking. Base Rent will also be abated for any portion of the Leased Premises that is not subject to the taking but is rendered temporarily unusable for Lessee's intended purposes by virtue of Lessee's repairs or restoration made necessary by the taking.

                 Section 11.02.02 - Award. The award will be payable to Lessor and Lessee as follows. Whether or not the Agreement is terminated by the parties, Lessee will be entitled to receive the portions of any award attributable to (i) the value to Lessee of the unexpired portion of the Term, including any exercised Renewal Terms; (ii) any consequential, incidental or special damages for anticipated loss of profits resulting from the loss of use or enjoyment of the portion of the Leased Premises so taken during the unexpired portion of the Term, including any exercised Renewal Term; and (iii) the value of any Improvements so taken. Landlord will be entitled to receive the remaining portion of any award.

Further, notwithstanding any other provision of this Agreement, Lessee will have the right to negotiate and receive payment for all relocation costs and other expenses associated with any taking.

                   ARTICLE 12 - INSURANCE AND INDEMNIFICATION

         Section 12.01 - Property Insurance. Lessee must insure all buildings and other improvements located or being constructed on the Leased Premises against loss or damage by fire, windstorm, flood, earthquake and all other risks with extended coverage endorsement or its equivalent. The insurance must be paid for by Lessee and must be in amounts not less than the full replacement value of all improvements on the Leased Premises, and must have a replacement cost endorsement or similar provision. The actual replacement value must be confirmed from time to time by the insurer, at Lessor's request. Such policy must name Lessor (and any successor or assign designated by Lessor) as a loss payee, as its interests may appear.

         Section 12.02 - Commercial General Liability Insurance. Lessee must maintain commercial general liability insurance covering Lessor and Lessee for liability for property damage, bodily injury, personal injury and death. The insurance provided under this section must be in the amount of not less than $5,000,000.00 per occurrence for property damage and not less than $5,000,000.00 per occurrence for personal injury, bodily injury or death. This insurance must protect against liability to any employees or servants of Lessee and to any other person or persons whose property damage, personal injury or death arises out of or in connection with the occupation, use, or condition of the Leased Premises, and must include (i) coverage for premises and operations,
(ii) coverage for products liability, and (iii) contractual liability coverage (as defined in such policy) insuring the obligations of Lessee under the terms of this Agreement. Such policy must name Lessor (and any successor or assign designated by Lessor) as an additional insured.

         Section 12.03 - Construction Liability Insurance. Lessee must maintain construction liability insurance at all times when demolition, excavation, or construction work is in progress on the Leased Premises. The insurance will have limits of not less than $5,000,000.00 per occurrence for property damage and $5,000,000.00 per occurrence for personal injury, bodily injury or death and must protect against all liability for injury or damage to any person or property in any way arising out of demolition, excavation, or construction work on the Leased Premises. Such policy must name Lessor (and any successor or assign designated by Lessor) as an additional insured.

         Section 12.04 - Workers Compensation. Lessee must maintain workers compensation insurance to protect against claims under Texas Workers Compensation laws as well as all Federal acts applicable to Lessee's operations at the Leased Premises, including but not limited to U. S. Longshoremen and Harborworkers Act, Jones Act and Federal Employees Liability Act. The limit of liability for such coverage must at least meet applicable statutory requirements. Additionally, each policy must contain an endorsement waiving all rights of subrogation against Lessor and the City, and their respective agents and employees.

         Section 12.05 - Employer's Liability. Lessee must maintain employer's liability insurance in the minimum amount of $1,000,000.00 per occurrence for personal injury, bodily injury or death to any employee of Lessee who may bring a claim outside the scope of the Texas Worker's Compensation laws or federal acts applicable to Lessee's operations at the Leased Premises. This insurance must contain all endorsements necessary to cover maritime operations, including admiralty benefits and damages under the Jones Act, in the minimum amount of $1,000,000.00 per occurrence. Additionally, each policy must contain an endorsement waiving all rights of subrogation against Lessor and the City, and their respective agents and employees.

         Section 12.06 - Automobile Insurance. Lessee must maintain automobile liability insurance coverage on all its owned or rented vehicles in the minimum amount of $1,000,000.00 combined single limit coverage per occurrence. Additionally, each policy must contain an endorsement waiving all rights of subrogation against Lessor and the City, and their respective agents and employees.

         Section 12.07 - Liquor Liability Insurance. If Lessee is engaged in any way in the sale of alcoholic beverages, either for consumption of alcoholic beverages on the Leased Premises or off the Leased Premises, Lessee must maintain liquor liability insurance with limits of not less than $1,000,000.00 aggregate. If written on a separate policy from the commercial general liability policy, such policy must name Lessor (and any successor or assign designated by Lessor) as an additional insured.

         Section 12.08 - Pollution Liability Insurance. Lessee must provide liability insurance against claims arising out of sudden and accidental pollution on the Leased Premises. Such insurance must be for a minimum limit of liability of $5,000,000.00, and must name Lessor (and any successor or assign designated by Lessor) as an additional insured.

         Section 12.09 - Waiver of Subrogation. Lessor and Lessee agree to waive any and all rights of recovery, claims, actions or causes of action against the other, its agents, officers and employees for any injury, death, loss or damage that may occur to persons or to the Leased Premises, or any personal property of such party on the Leased Premises, by reason of fire, windstorm, earthquake, flood or any other risks, or any other cause which is insured under the insurance policy or policies that either party is required to provide or maintain under this Agreement, to the extent and only to the extent of any proceeds actually received by Lessor or Lessee, respectively, with respect thereto, regardless of cause or origin, including negligence of either party hereto, its agents, officers or employees, and each party covenants that no insurer will hold any right of subrogation against the other. If such waiver is not obtained, the party failing to do so indemnifies the other party for any claim by an insurance carrier arising out of subrogation.

         Section 12.10 - Increase in Insurance Coverage. Lessee agrees to review, at least annually, the insurance covering the Leased Premises to determine the full replacement value of the Leased Premises. Lessee agrees to increase the policy limits for the property insurance required by Section 12.01, if necessary, to receive the full replacement value. With respect to all other insurance required by Article 12, the coverage limits must be increased periodically to a level appropriate under then market conditions and industry standards, as reasonably approved by Lessor. Lessee is solely responsible for the payment of any policy premium increases.

         Section 12.11 - Insurance Requirements. The phrase "Required Policy" means each policy of insurance required to be maintained by Lessee under the terms of this Lease. Each Required Policy must be written by a company satisfactory to Lessor, but in all events Lessee will use its best efforts to obtain coverage from a company with an A.M. Best Company financial rating of not less than A-XII, if commercially available on reasonable terms, but in no event with a company rated less than A-VII (or a similar rating by a comparable service selected by Lessor should A.M. Best Company cease providing such ratings, or such other rating reasonably acceptable to Lessor should the required rating not be commercially available on reasonable terms) and be licensed to do business in Texas or by a company qualified to do business as a non-admitted insurer in Texas under current Texas surplus lines requirements. Such policy may contain a deductible of not more than $50,000.00. All Required Policies must be endorsed so as to require 30 days prior written notice to Lessor in the event of cancellation, material change or intent not to renew. Required Policies must contain separation of insured provisions, when applicable and available. Lessee must deliver to Lessor a certificate of insurance for any Required Policy on the Effective Date . The required evidence of coverage must always be deposited with Lessor. If Lessee fails to do so, such failure may be treated by Lessor as a default by Lessee and Lessor, in addition to any other remedy under this Agreement, may purchase and maintain such Required Policy and Lessee must immediately reimburse Lessor for any premiums paid or costs incurred by Lessor in providing such insurance. Failure of Lessee to reimburse Lessor is a default by Lessee in the payment of rent.

         Section 12.12 - Indemnity for Noncompliance with Insurance Requirements. Lessee INDEMNIFIES and HOLDS HARMLESS Lessor from any loss it may suffer due to Lessee's failure to comply with all the above insurance requirements, including the requirement for obtaining waivers of subrogation, and due to any insurance coverage being invalidated because of Lessee's failure to comply with the terms, conditions and warranties of any Required Policy.

         Section 12.13 - Indemnification of City and Lessor. Lessee INDEMNIFIES and HOLDS HARMLESS Lessor, its trustees, officers, agents and employees, and the City of Galveston, its officers, agents and employees (collectively, the "Indemnified Persons"), against all costs and expenses, including, without limitation, attorneys' fees and costs of investigation and defense, as well as legal liability, whether from suit, judgment, settlement or otherwise arising out of any or all claims for injury to persons or property, including but not limited to injuries resulting in death, arising from, or caused by, or incident to any wrongful or negligent act or omission of Lessee, its agents, invitees, servants and employees upon the Leased Premises, or arising or resulting from any defective or unsafe condition for which Lessee is responsible, or of any apparatus, equipment or other property of Lessee, or in any other manner arising out of any action or inaction of Lessee. Any language to the contrary notwithstanding, the covenants and agreements contained in this paragraph survive the termination or expiration of this Agreement for whatever cause. IN ADDITION, THE COVENANTS AND AGREEMENTS CONTAINED IN THIS PARAGRAPH ARE VALID AND ENFORCEABLE REGARDLESS OF WHETHER ANY INDEMNIFIED PERSON IS NEGLIGENT OR WHETHER ANY INDEMNIFIED PERSON WAS IN ANY MANNER RESPONSIBLE FOR THE NEGLIGENT OR WRONGFUL ACT OR OMISSION OR THE DEFECTIVE OR UNSAFE CONDITION WHICH MAY HAVE CAUSED THE INJURY OR CLAIM.


                       ARTICLE 13 - DEFAULT AND REMEDIES

         Section 13.01 - Default By Lessee.

         (a) Lessee's Default For Failure To Maintain Insurance Coverage. In the event Lessee does not maintain the insurance required by Article 12, Lessor may, at its option, purchase such insurance on behalf of Lessee, and the cost of such insurance shall then be added to the amount of rent due on the next succeeding due date. If Lessor is unwilling or unable to secure such insurance on behalf of Lessee, Lessor shall provide written notice thereof to Lessee, and Lessee shall have a period of thirty (30) days to secure the insurance required by Article 12 and provide the appropriate proof thereof to Lessor

         (b) Lessee's Default Other Than Failure To Maintain Insurance Coverage. Except as specifically provided in Section 12.01(a) above, should Lessee default in the performance of any other covenant, condition, or agreement in this Agreement other than a monetary default and not commence to correct such default within 60 days after receipt of written notice from Lessor to Lessee and not diligently proceed to correct same, Lessor may declare, by written notice, this Agreement, and all rights and interest of Lessee created by it, to be terminated. Should Lessee fail to timely pay any amount of money to Lessor owed by it to Lessor under the terms of this Agreement, within ten days after written notice from Lessor, Lessor may terminate this Agreement and all rights and interest of Lessee created by it by written notice.

         (c) Termination. Upon Lessor electing to terminate, this Agreement shall cease and come to an end as if that were the day originally fixed herein for the expiration of this Agreement.

         Section 13.02 - Other Remedies. In addition to any other legal or equitable remedy available to Lessor for Lessee's breach of this Agreement, Lessor may use any portion of the Security Deposit to cure any default of Lessee under this Agreement. Lessor may demand that Lessee restore the Security Deposit with Cash or an additional Letter of Credit so that the amount of the Security Deposit is at all times equal to $175,000.00, and Lessee's failure to so restore the Security Deposit within ten days from written demand will be an event of default under this Agreement. Any termination of this Agreement as herein provided by Lessor due to Lessee's default shall not relieve Lessee from the payment of any sum or sums due and payable to Lessor at the time of termination, or any claim for damages then or theretofore accruing against Lessee under this Agreement, and any such termination shall not prevent Lessor from enforcing the payment of any such sum or sums or claim for damages by any remedy provided for by law, or from recovering damages from Lessee for any default. All rights, options, and remedies of Lessor and Lessee contained in this Agreement shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Lessor and Lessee shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Agreement. No waiver by Lessor or Lessee of a breach of any of the covenants, conditions, or restrictions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other covenant, condition, or restriction contained in this Agreement.

         Section 13.03 - Dispute Resolution. If a dispute arises with respect to this Agreement, the parties to the dispute shall first attempt to resolve it through direct discussions in the spirit of mutual cooperation. If the parties' attempts to resolve their disagreements through negotiation fail, the dispute shall be mediated by a mutually acceptable third-party to be chosen by the disputing parties within 30 days after written notice by one of them demanding mediation. The disputing parties shall share the costs of the mediation equally. By mutual agreement the parties may postpone mediation until each has completed some specified but limited discovery about the dispute. By mutual agreement the parties may use a nonbinding form of dispute resolution other than mediation. Any nonbinding dispute resolution process conducted under the terms of this section shall be confidential within the meaning of Tex. Civ. Pract. and Rem. Code Sections 154.053 and 154.073, to the extent permitted by law. If neither a negotiated or mediated resolution is obtained within the time periods provided by this section, the parties may pursue any available legal or equitable remedy.

                            ARTICLE 14 - WARRANTIES

         Section 14.01 - Lessor's Warranty of Title. To the extent permitted by law, or as limited thereby, Lessor hereby represents and warrants that the City is the owner in fee simple absolute of the Leased Premises, that Lessor has the legal authority to manage and control the Leased Premises, and that Lessor has the legal authority to enter into this Agreement without the necessity of any further action by the governing body of the City. To the extent permitted by law, Lessor agrees to warrant and defend the title to the Leased Premises against any and all persons claiming or to claim the same or any part thereof, subject to exceptions, reservations, and other matters of record existing on the Effective Date or apparent from a physical inspection of the Leased Premises, the lien of the Deed of Trust, the Trust Indenture, and any other interest securing payment of the Bonds (collectively, the "Permitted Encumbrances").

         Section 14.02 - Lessor's Warranty of Quiet Enjoyment. Subject to the terms of this Agreement and the Permitted Encumbrances, Lessor covenants and agrees that Lessee, on paying the rent and other charges herein provided for and observing and keeping the covenants, conditions, and terms of this Agreement on Lessee's part to be kept or performed, shall lawfully and quietly hold, occupy, and enjoy the Leased Premises during the term of this Agreement without hindrance or molestation of Lessor or any person claiming under Lessor except such portion of the Leased Premises, if any, as shall be taken under the power of eminent domain.

         Section 14.03 - Condemnation and Casualty. Lessor hereby represents and warrants that to its knowledge there is no pending condemnation or similar proceeding affecting the Leased Premises, Lessor has not received any written notice thereof, and to the best of Lessor's knowledge there is no such proceeding contemplated. No part of the Leased Premises has been destroyed or damaged by any casualty which has not been repaired or restored.

         Section 14.04 - Maintenance and Operation. Lessor hereby represents and warrants that to its knowledge the current continued maintenance, operation, use or occupancy of the Leased Premises does not violate any existing law, ordinance or governmental regulations, and no written notice of any such violation has been received by Lessor.

         Section 14.05 - Environmental and Condition of Leased Premises. Prior to the Effective Date, Lessee has performed any and all inspections, studies or assessments which it believes are advisable. Lessee takes the Leased Premises and all improvements thereon or appurtenances thereto in "AS IS" condition, and "WITH ALL FAULTS". Lessor has not made and will not make any representation or warranty as to the condition of the Leased Premises or the suitability of the Leased Premises for the planned activities of Lessee whatsoever, except as follows: Except for those items which are hereby disclosed to Lessee in
Schedule 14.05, attached hereto and incorporated herein by reference, Lessor hereby represents and warrants that to the actual knowledge of Lessor's current officers and senior management employees, the Leased Premises and its existing uses complies with, and Lessor is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Leased Premises, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the "Environmental Laws"), including, without limitation, (i) the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act , 33 U.S.C. Section 1251 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9602 et seq. ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49

U.S.C. Section 1801 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Texas Water Code, and the Texas Solid Waste Disposal Act, Chapter 361 of the Texas Health and Safety Code (including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant to any of said Environmental Laws), and (ii) all other applicable environmental standards or requirements.

                   ARTICLE 15 - GENERAL PROTECTIVE PROVISIONS

         Section 15.01 - Right of Entry and Inspection. Lessee shall permit Lessor or Lessor's agents, representatives, or employees to enter on the Leased Premises at reasonable times and upon having given Lessee reasonable advance notice of the purpose for inspection, to determine whether Lessee is in compliance with the terms of this Agreement, or for the purpose of showing the Leased Premises to prospective lessees, purchasers, mortgagees, or beneficiaries under trust deeds.

         Section 15.02 - No Partnership. The relationship between Lessor and Lessee at all times shall remain solely that of landlord and tenant and not be deemed a partnership or joint venture.

         Section 15.03 - Force Majeure. Lessor and Lessee shall be excused from performing any of their respective duties, obligations or undertakings provided for in this Agreement (except for paying rent or obtaining insurance coverage) in the event and so long as the performance of such duty, obligation or undertaking is prevented, delayed, retarded or hindered by an Act of God, epidemic, fire, earthquake, flood, explosion, action of civil commotion, sabotage, malicious mischief, strike, lockout, action of labor unions, condemnation, governmental restriction, order of civil or military or naval authorities, embargo, impossibility of obtaining materials, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the party in question. Either party entitled to such extension hereunder shall give prompt written notice to the other party as soon as possible after the occurrence causing such delay asserting its claim of right to such extension and the reasons therefor.

         Section 15.04 - No Termination on Bankruptcy. Neither bankruptcy, insolvency, assignment for the benefit of creditors, nor the appointment of a receiver as to either party shall terminate this Agreement so long as all covenants of the Lessee or Lessor, as the case may be, are continued in performance by Lessee or Lessor and their respective successors or legal representatives.

         Section 15.05 - No Waiver. No waiver by Lessor or Lessee of any default or breach of any covenant, condition, or stipulation herein contained shall be treated as a waiver of any subsequent default or breach of the same or any other covenant, condition, or stipulation hereof.

         Section 15.06 - Use Clause. Lessee agrees not to use the Leased Premises or any building situated upon said premises, or any part thereof, for any use or purpose in violation of any valid and applicable law, regulation, or ordinance of the United States, the State of Texas, the County of Galveston, or the City of Galveston, or other lawful authority having jurisdiction over the Leased Premises.

         Section 15.07 - Release of Lessor. In the event City or Lessor shall sell or transfer the Leased Premises or any part thereof and as a part of such transaction shall assign its interest as Lessor in and to this Agreement, and provided such buyer, transferee or assignee agrees to perform as Lessor under this Agreement, then from and after the effective date of such sale, assignment, or transfer, Lessor shall have no further liability under this Agreement to Lessee except as to matters of liability which shall have accrued and are unsatisfied as of such effective date, it being intended that the covenants and obligations contained in this Agreement on the part of Lessor shall be binding on Lessor and its successors and assigns only during and in respect of their respective successive periods of management and control or ownership of the fee. Lessor agrees that it will use reasonable efforts to cause any future recipient of any interest in the Leased Premises to be bound by the releases and limitations of liability set forth in this Agreement such that the total aggregate liability of Lessee to Lessor and such recipients shall not exceed the limits of liability set forth in this Agreement.

         Section 15.08 - Joint and Several Liability. If more than one Lessee or Lessor is named under this Agreement, or becomes liable hereunder, the obligation of all such Lessees or Lessors shall be, and is, joint and several.

                           ARTICLE 16 - MISCELLANEOUS

         Section 16.01 - Delivery of Rents and Notices. All rents or other sums, notices, demands, or requests from one party to another shall be in writing and shall be personally delivered or sent by mail, certified, registered, express, or overnight, postage prepaid, or by facsimile transmission, to the addresses stated in this Section, or such other addresses as the parties hereto may designate in writing, and shall be deemed to have been given at the time of receipt. All payments, notices, demands, or requests to Lessor shall be given to Lessor at P. O. Box 328, Galveston, Texas 77553 (for U. S. Mail), or 123 Rosenberg, 8th Floor, Galveston, Texas 77550 (for express or overnight mail), or (409) 766-6171 (for facsimile transmissions), in any case to the attention of the Port Director, with a copy to Mr. W. Daniel Vaughn, McLeod, Alexander, Powel & Apffel, P. C., P. O. Box 629, Galveston, Texas 77553 (for U.S. Mail), or 802 Rosenberg, Galveston, Texas 77550 (for express or overnight mail), or (409) 762-1155 (for facsimile transmissions). Lessee's address is 4000 South Sherwood Forest Blvd., Suite 603, Baton Rouge, Louisiana 70816 (for all mail), or (504) 292-8100 (for facsimile transmissions), to the attention of David B. Ammons, with a copy to Mr. Frank Eakin, 8502 Cypress Street, Houston, Texas 77012 (for all mail), or (713) 923-9310 (for facsimile transmissions) and to Mr. Robert T. Bowsher, Breazeale, Sachse & Wilson, One American Place, 23rd Floor, Baton Rouge, Louisiana 70821(for all mail), or (504) 387-5397 (for facsimile transmissions).

         Section 16.02 - Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

         Section 16.03 - Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Galveston County, Texas.

         Section 16.04 - Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, if consistent with the overall intent of this Agreement.

         Section 16.05 - Prior Agreements Superseded. Except as expressly set forth herein, this Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

         Section 16.06 - Amendment. No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the Effective Date hereof and duly executed by Lessor and Lessee or their successors and assigns.

         Section 16.07 - Attorney's Fees. In the event Lessor or Lessee breaches any of the terms of this Agreement whereby the party not in default employs attorneys to protect or enforce its rights hereunder and prevails, then the defaulting party agrees to pay the other party reasonable attorney's fees so incurred by such other party.

         Section 16.08 - Exhibits. All Exhibits attached hereto are incorporated herein by reference for all purposes as fully and to the same extent as if set out in the text hereof verbatim.

         Section 16.09 - Compliance with Laws. Lessor and Lessee shall comply with all laws, ordinances, rules, regulations and codes governing or in any manner applicable to this Agreement and all operations hereunder.

         Section 16.10 - Further Assurances. Lessee agrees that it will from time to time and at any reasonable time execute and deliver, or cause to be executed and delivered to Lessor such documents and instruments, and shall take, or cause to be taken, such other actions Lessor may reasonably request to effectuate this Agreement.

         Section 16.11 - Exhibits. All Exhibits attached to this Agreement are incorporated by reference.

         Section 16.12 - Survival of Provisions. The following provisions of this Agreement expressly survive the termination of the Agreement: Sections 2.03, 3.04, 8.02, 10.02, 12.12, and 12.13, and Articles 13, 16, and 17.

         Section 16.13 - Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart is deemed to be an original instrument, but all such counterparts together constitute but one Agreement. A photocopy or facsimile reproduction of an original signature of a party binds that party to the terms, covenants and conditions of this Agreement.

         Section 16.14 - Railroad Clearances. Lessee must not locate a structure or materials closer than 8 feet 6 inches from the centerline of the nearest railroad track on or adjoining the Leased Premises, or closer than 22 feet above the top of any railroad track on or adjoining the Leased Premises. Lessee must keep all railroads and passageways on and adjoining the Leased Premises free from obstruction by motor vehicles and other objects.

         Section 16.15 - Remedies and Mitigation. Pursuit of any remedy under this Agreement does not preclude pursuit of any other remedy under this Agreement or provided by law. Lessor and Lessee have a duty to mitigate damages.

         Section 16.16 - Limitation of Warranties. Lessor disclaims any implied warranties of merchantability, of fitness for a particular purpose, or of any other kind arising out of this Agreement or the Leased Premises, and Lessee acknowledges the disclaimer of such warranties.

         Section 16.17 - Abandoned Property. In addition to any other remedy under this Agreement or provided by law, Lessor may retain, destroy, or dispose of any property left on the Leased Premises at the termination of this Agreement.

         Section 16.18 - Abatement. Lessee's covenant to pay rent and Lessor's covenants are independent of each other and, except as otherwise provided in this Agreement, Lessee is not entitled to abate rent for any reason.

         Section 16.19 - Time is of the Essence. Time is of the essence in this Agreement.

         Section 16.20 - Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

         Section 16.21- Signage. Lessee must, at its sole expense, remove any signs that it installed or erected on or about the Leased Premises and repair any damage done to the Leased Premises or the adjacent land by installing, erecting, or removing the signs. This removal and repair must be completed no later than the termination of this Agreement.

         Section 16.22 - Memorandum of Lease. The parties hereto agree to execute a memorandum of this Agreement in recordable form.

                             ARTICLE 17 - LIABILITY

         Section 17.01 - Limitation of Liability of the City. It is expressly agreed and understood that no provision of this contract shall create any obligation of the City to respond in damages or make indemnity, or contribution, or payment of any character from any source other than the properties, income and revenues of the Galveston Wharves and any applicable insurance policies.

         Section 17.02 - No Personal Liability of Board. It is further understood and agreed that the members of the BOARD OF TRUSTEES OF THE GALVESTON WHARVES, either singularly or collectively, shall not be personally liable on this Agreement or for any breach thereof.

         Section 17.03 - Liability of Parties. As between the parties hereto, Lessor shall be responsible for all liability arising from any condition which existed on or in the Leased Premises on December 19, 1994, including, without limitation, liability resulting from the existence of hazardous or toxic materials on the Leased Premises, which are not introduced into the Leased Premises by Lessee, Lessee's sublessees, subcontractors, suppliers, invitees, clients or entities subject to Lessee's control or any officers, agents or employees of same. Lessee shall be responsible to the extent liability arises from any condition which is attributable to the activities of Lessee, its sublessees, subcontractors, suppliers, invitees, clients or other entities subject to Lessee's control, or any officers, agents or employees of same, including, without limitation, hazardous or toxic materials introduced into the Leased Premises by any of the foregoing. In addition, as between the parties hereto, Lessor shall be responsible for toxic chemicals migrating onto or into the Leased Premises from properties under the management and control of Lessor adjacent to the Leased Premises not caused, in whole or in part, by Lessee, or Lessee's sublessees, subcontractors, suppliers, invitees, clients or other entities subject to Lessee's control or any officers, agents or employees of same. The respective responsibilities of each party in this Section shall include, without limitation, fines, remediation costs, and all other liability associated with hazardous or toxic materials. The provisions hereof are not intended to benefit any third party, nor shall they waive any right the parties may have as to any third party.

         Section 17.04 - Miscellaneous. Under no circumstances shall the Parties or Lessee's sublessees be liable to the other for, nor shall any Party or Lessee's sublessee make claim for, consequential loss or damage, including but not limited to loss or damage resulting from loss of use, loss of profits or revenues, cost of capital, loss of goodwill, or like items of loss or damage, and each Party and Lessee's sublessees hereby releases the other Party and Lessee's sublessees from liability therefrom to the extent permitted by law. THE WAIVERS AND DISCLAIMERS OF LIABILITY, RELEASES FROM LIABILITY, LIMITATIONS AND APPORTIONMENTS OF LIABILITY AND INDEMNITY AND HOLD-HARMLESS

OBLIGATIONS EXPRESSED THROUGHOUT THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE (IN WHOLE OR IN PART) STRICT LIABILITY, BREACH OF CONTRACT, OR OTHERWISE OF THE PARTY RELEASED OR WHOSE LIABILITY IS WAIVED, DISCLAIMED, LIMITED, APPORTIONED OR FIXED BY SUCH EXCLUSIVE REMEDY PROVISION, INDEMNIFIED OR HELD HARMLESS, AND SHALL EXTEND TO SUCH PARTY'S RELATED OR AFFILIATED ENTITIES AND ITS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Section 17.05 - Liability of PMB. For so long as this Agreement has not been terminated because of Lessee's default, PMB will not be obligated to perform any of Lessee's obligations under this Agreement and PMB will not be entitled to any rights of possession of the Leased Premises as lessee or otherwise. However, if this Agreement is terminated because of Lessee's default prior to May 22, 2000 (such date, or such earlier date that PMB may be released pursuant to the provisions of Section 17.06, is referred to herein as the "PMB Release Date"), PMB must enter and take possession of the Leased Premises as lessee pursuant to the terms of the agreement attached as Exhibit C (the "PMB Lease"). The PMB Lease will become effective as a new lease between Lessor and PMB as of the first day following termination of this Agreement without any further action by Lessor or PMB, and will terminate on the PMB Release Date. In any event, PMB will be responsible for all liability arising from any condition attributable to the activities of or substances introduced onto the Leased Premises by PMB, PMB's sublessees, subcontractors, suppliers, invitees, clients or entities subject to PMB's control or any officers, agents or employees of same, including without limitation any hazardous or toxic materials, from December 19, 1994 until the PMB Release Date; provided, however, that such liability will not include those matters listed on Exhibit C to the PMB Lease, and will not include conditions caused by Lessee or those introduced onto the premises by Lessee during Lessee's possession of the Leased Premises. This obligation will survive PMB's termination of liability following the PMB Release Date.

         Section 17.06 - Release of PMB. After the PMB Release Date, PMB will have no liability for the performance of any term, covenant, or condition of this Agreement, except those provisions that specifically survive the termination of PMB's liability following the PMB Release Date. Lessor reserves the right to release PMB from its obligations hereunder prior to the PMB Release Date upon payment by PMB, or by Lessee on behalf of PMB, of the sum of $450,000.00 (the "Release Price") if such payment is accepted by Lessor on or before January 31, 1998. The Release Price will be reduced by $1,500.00 per day beginning February 1, 1998. If Lessor accepts the Release Price, the PMB Release Date will be the day Lessor receives final payment of the Release Price.

         THIS AGREEMENT has been executed by the parties on the date and year first above written. Each party is signing this Agreement on a separate page exclusively for such party.

                          LESSOR
                          ------

                              Board of Trustees of the Galveston Wharves

                              By:               /s/ Ron R. Surovik
                                 -----------------------------------------------
                                  Ron R. Surovik
                                  Port Director

THE STATE OF TEXAS        )
COUNTY OF GALVESTON       )

    This instrument was acknowledged before me on the 17th day of October, 1997, by Ron R. Surovik, Port Director of the Board of Trustees of the Galveston Wharves, on its behalf.

                                       /s/  Blanche Evelyn Lamb
                              --------------------------------------------------
                              Notary Public, State of Texas
                              Commission Expires: 4-20-98


                          LESSEE
                          ------

                              Newpark Marine Fabricators, Inc. a Texas corporation

                              By:     /s/ Samuel F. Eakin
                                 -----------------------------------------------
                              Name:  Samuel F. Eakin
                              Title:  Chairman and CEO




THE STATE OF LOUISIANA        )
PARISH OF EAST BATON ROUGE    )

    This instrument was acknowledged before me on the 21st day of October, 1997, by Samuel F. Eakin, Chairman and CEO of Newpark Marine Fabricators, Inc., a Texas corporation, on behalf of said corporation.


                                   /s/  Robert T. Bowsher
                              --------------------------------------------------
                              Notary Public, State of Louisiana
                              My Commission Expires at death.

                          PMB
                          ---

                              PMB Engineering, Inc., a wholly owned subsidiary of Bechtel Corporation

                              By:      /s/  W. G. Henry, Jr.
                                 -----------------------------------------------
                              Name:  W. G. Henry, Jr.
                              Title:  Construction Manager



THE STATE OF TEXAS        )
COUNTY OF HARRIS          )

    This instrument was acknowledged before me on the 27th day of October, 1997, by W. G. Henry, Jr., ____________________ of PMB Engineering, Inc., a
wholly owned subsidiary of Bechtel Corporation on its behalf.


                                   /s/ Marquitta C. Brown
                              --------------------------------------------------
                              Notary Public, State of Texas
                              My Commission Expires 07/03/00

LIST OF EXHIBITS

      A      -  Description of Land [Section 1.01]

      A-1    -  Metes and bounds description of the Land [Section 1.01]

      B      -  Description of Option Property [Section 1.02]

      C      -  Form of PMB Lease [Section 17.05]



LIST OF SCHEDULES

      3.05   -  Example of rent adjustment calculations [Section 3.05]

      14.05  -  Disclosure of environmental matters [Section 14.05]